Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
The Shaw Group Inc. 401(k) Plan:

We consent to the incorporation by reference in the registration statements (no. 333-160557 and no. 333-115155) on Form S-8 of The Shaw Group Inc. of our report dated June 27, 2012 with respect to the statements of net assets available for benefits of The Shaw Group Inc. 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2011 which report appears in the December 31, 2011 annual report on Form 11-K of The Shaw Group Inc. 401(k) Plan.

/s/ KPMG LLP
Baton Rouge, Louisiana
June 27, 2012